EXHIBIT 99

RE: Hardinge Inc. One Hardinge Drive Elmira, NY 14902 Nasdaq: HDNG

AT THE COMPANY:	FINANCIAL RELATIONS BOARD:
Richard L. Simons	John McNamara
Exec VP & CFO	General Inquiries
(607) 378-4202	(212) 445-8435

Thursday, November 4, 2004

HARDINGE REPORTS THIRD QUARTER PROFIT OF $.05 PER SHARE - SIGNIFICANT INCREASE IN INCOME FROM OPERATIONS

ELMIRA, N.Y., November 4, 2004 — Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today reported financial results for the quarter ended September 30, 2004. Net profit was $ .4 million, or $.05 per basic and diluted share, for the three months ended September 30, 2004, and $2.2 million, or $.25 per basic and diluted share for the nine months ended September 30, 2004.  In the periods ended September 30, 2003, the Company recorded a net loss of ($13.4) million, or ($1.54) per basic and diluted share for the quarter and a net loss of ($12.9) million, or ($1.49) per basic and diluted share year to date.

Income from operations was $2.3 million in the third quarter of 2004 compared to income from operations of $1.1 million in the same quarter of 2003.  Year to date income from operations in 2004 was $7.0 million, compared to a year to date income from operations of $3.4 million for the same period of 2003.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “We are pleased to continue to show significant improvements in income from operations on a year to year basis.  We have been able to increase sales by adding products and taking advantage of better market conditions in some areas of the world.  At the same time, we have controlled our expenses to make sure that the benefit of the sales increases contributes to the operating income line.”

In the third quarter of 2003, the Company recorded a non-cash valuation allowance of $13.7 million against its U.S. net deferred tax assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 109.  This $13.7 million of additional tax expense contributed to the net loss of ($13.4) million for the quarter ended September 30, 2003.

-more-

Net sales were $54.6 million for the third quarter of 2004, which was 24.1% above the $44.0 million of net sales in the third quarter of 2003.  For the first nine months of 2004, net sales were $159.9 million, an increase of 20.7% over the net sales of $132.4 million in the first nine months of 2003.

The following table summarizes the Company’s 2004 third quarter and year to date sales by geographical region, with comparisons to the same periods in 2003:

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
Sales to:	2004	2003	% Change	2004	2003	% Change
North America	$21,496	$20,487	4.9%	$63,047	$56,832	10.9%
Europe	21,659	16,576	30.7%	64,203	53,279	20.5%
Asia & Other	11,451	6,930	65.2%	32,603	22,278	46.4%
	$54,606	$43,993	24.1%	$159,853	$132,389	20.7%

Quarterly sales and year to date sales increased in each area of the world, with the largest percentage increase coming in Asia.  Last year’s third quarter numbers were low due to the reduced business activity in that region of the world caused by the SARS epidemic.

The following table summarizes the Company’s orders by geographical region for the three and nine months ended September 30, 2004, which improved 21.2% and 25.4%, respectively, compared to the same periods in 2003:

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
Orders from Customers in:	2004	2003	% Change	2004	2003	% Change
North America	$25,221	$22,867	10.3%	$72,296	$64,136	12.7%
Europe	22,587	16,360	38.1%	62,225	47,145	32.0%
Asia & Other	13,663	11,485	19.0%	36,928	25,455	45.1%
	$61,471	$50,712	21.2%	$171,449	$136,736	25.4%

North American orders rose by 10.3% reflecting the general increase in manufacturing activity in the U.S.  The strength of orders for the Company’s precision grinding products continue to help Europe rebound from a low first quarter order level.  Orders in Asia continue to grow primarily due to increased demand in China.

Mr. Ervin commented, “The total quarterly order rate of $61.5 million, following the second quarter rate of $59.5 million, is certainly encouraging.  Orders continue to be diversified around the world, which is the result of our efforts to improve our distribution organization throughout the three largest regions of the industrialized world.  We are pleased to show dramatic improvements in orders in Asia.  It is important to note that while government actions have been taken to slow the economic growth in China, the measures are forecasted to slow growth to a sustainable rate, not drive the economy to contraction.  Our expanding manufacturing base in Asia continues to help us capture additional share in this expanding market, and is expected to continue to generate year

-more-

over year improvements in orders.  In Europe, we have seen a marked improvement in order levels over a low 2003, and expect this to continue over the foreseeable future.”

The Company’s September 30, 2004 backlog of $54.3 million was 14.6% above the $47.4 million backlog at June 30, 2004 and 33.4% above the September 30, 2003 backlog of $40.7 million.

The following table summarizes the Company’s sales by product category for the three and nine months ended September 30, 2004, with comparisons to the same periods in 2003:

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
Sales of:	2004	2003	% Change	2004	2003	% Change
Machines	$37,757	$29,471	28.1%	$109,554	$88,290	24.1%
Non-machine products & services	16,849	14,522	16.0%	50,299	44,099	14.1%
	$54,606	$43,993	24.1%	$159,853	$132,389	20.7%

Gross margin was 29.5% of net sales during the third quarter of 2004, similar to the 29.1% in the third quarter of 2003.  For the first nine months of 2004, gross margin was 29.4% of net sales, compared to 30.1% during the first nine months of 2003.  The margin percentages when comparing year to year have been affected by product mix.  Margins on non-machine products and services, which include repair parts, service, and consumable accessories, generally tend to be higher than margins on machines.  When the company experiences higher growth in machine sales versus non machines, the overall gross margin percentage tends to be lower.  Product mix within the machine category can also have an impact as the Company typically achieves better margins on its complex, high dollar machines, versus its more standard machine lines.

Selling, general and administrative (SG&A) expenses were $13.8 million, or 25.3% of net sales, during the three months ended September 30, 2004, compared to $11.6 million, or 26.5% of net sales, during the third quarter of 2003.  For the first nine months of 2004, SG&A was $40.0 million, or 25.0% of net sales, compared to $36.4 million, or 27.5% of net sales, during the first nine months of 2003.  The expenses as a percentage of sales have decreased due to our ability to contain costs while revenues have grown.  The increase in the dollar amount of expenses for the quarterly and year to date comparisons reflect higher volume based expenses such as commissions to agents and increased promotional expenses, such as the biennial IMTS show which took place in Chicago in September.  The third quarter amount also includes approximately $250,000 of incremental expenses from temporary help and audit fees due to the work the company is performing to document, evaluate and test its internal controls in compliance with section 404 of the Sarbanes Oxley act.  The Company anticipates spending a similar amount for such services in the fourth quarter.

Interest expense was $0.6 million for both the quarter ended September 30, 2004 and 2003.  Interest expense was $1.9 million for the first nine months of 2004 compared to

-more-

$2.2 million in the first nine months of 2003.  Total debt was $31.3 million at September 30, 2004 compared to $31.6 million at September 30, 2003, $23.3 million at December 31, 2003 and $25.1 million at June 30, 2004.  Significant uses of cash included a contribution of $3.3 million to the Company’s domestic pension plan in the third quarter of 2004.  Also, the annual tax payments were made in the third quarter of 2004 for the Company’s Swiss operations totaling $1.0 million.  The rest of the increase in debt was used to fund working capital growth as inventory and receivables reflect higher production levels and higher shipment levels.

Net income was reduced by the minority interest in the Company’s Taiwan operations by $.6 million in the third quarter of 2004 compared to $.4 million in the same quarter of 2003.  For the nine months ended September 30, 2004 and 2003, the elimination of minority interest was $1.5 million and $.7 million, respectively.  This operation has accounted for a large part of Hardinge’s sales increase on a year to year basis and has generated increasing profits for the Company.

In commenting on the Company’s outlook, Mr. Ervin said, “We are looking forward to a strong finish to 2004.  Our backlog presents us with an opportunity to have good shipments in the next three months.  Although we were encouraged by the strong orders arising from the IMTS show and the acceptance of our new products, we are concerned about the mixed signals reported in the media regarding the U.S. manufacturing recovery, which can cause our customers to delay purchasing decisions.  We are thankful that our sales are well diversified and we can take advantage of expected growth in other areas of the world.  We still are anticipating stronger sales and profitability in 2005, driven by organic growth from our existing operations.”

“We announced yesterday the completion of our negotiations to purchase the Bridgeport name and the sales, service and support operations of Bridgeport in Europe.  This improves our outlook for 2005 further.  As I have said in previous press releases, we believe there will be opportunities for us to take advantage of niche products, markets, or operations in the machine tool industry that can help us to grow both sales and profits.  We will continue to look at opportunities and add businesses that we feel can generate returns that improve both the short term and long term prospects for our operations,”

Mr. Ervin concluded.

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.fulldisclosure.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol

-more-

“HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

—           Financial Tables Follow —

-more-

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	Sept. 30, 2004	Dec. 31, 2003
	(Unaudited)
Assets
Current assets:
Cash	$4,360	$4,739
Accounts receivable, net	53,533	44,660
Notes receivable, net	6,192	6,354
Inventories	93,915	87,064
Prepaid expenses	5,045	4,540
Total current assets	163,045	147,357

Property, plant and equipment:
Property, plant and equipment	165,594	162,926
Less accumulated depreciation	102,800	96,741
	62,794	66,185

Other assets:
Notes receivable	6,920	7,733
Deferred income taxes	131	131
Intangible pension asset	3,915	3,900
Goodwill	18,180	18,314
Other	2,179	2,087
	31,325	32,165

Total assets	$257,164	$245,707

-more-

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets—Continued

(In Thousands)

	Sept. 30,	Dec. 31,
	2004	2003
	(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$20,222	$13,760
Notes payable to bank	5,015	624
Accrued expenses	14,107	18,224
Accrued income taxes	2,502	2,990
Deferred income taxes	3,708	3,477
Current portion long-term debt	4,885	5,002
Total current liabilities	50,439	44,077

Other liabilities:
Long-term debt	21,435	17,675
Accrued pension plan expense	20,813	23,693
Deferred income taxes	3,253	3,163
Accrued postretirement benefits	5,904	5,864
Derivative financial instruments	4,627	6,194
Other liabilities	4,196	2,267
	60,228	58,856

Equity of minority interest	5,205	3,688

Shareholders’ equity:
Preferred stock, Series A, par value $.01: Authorized - 2,000,000; issued - none
Common stock, $.01 par value: Authorized shares - 20,000,000 Issued shares — 9,919,992 at September 30, 2004 and December 31, 2003	99	99
Additional paid-in capital	60,538	60,586
Retained earnings	96,158	94,150
Treasury shares - 1,076,853 at September 30, 2004 and 1,062,143 at December 31, 2003.	(13,960)	(13,843)
Accumulated other comprehensive loss	(356)	(393)
Deferred employee benefits	(1,187)	(1,513)
Total shareholders’ equity	141,292	139,086

Total liabilities and shareholders’ equity	$257,164	$245,707

-more-

HARDINGE INC AND SUBSIDIARIES

Consolidated Statements of Operations and Retained Earnings

Thousands, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$54,606	$43,993	$159,853	$132,389
Cost of sales	38,481	31,204	112,825	92,579
Gross profit	16,125	12,789	47,028	39,810

Selling, general and administrative expenses	13,829	11,648	39,990	36,372
Income from operations	2,296	1,141	7,038	3,438

Interest expense	641	615	1,854	2,157
Interest (income)	(110)	(97)	(309)	(339)
Income before income taxes and minority interest in consolidated subsidiary and investment of equity company	1,765	623	5,493	1,620
Income taxes	765	13,718	1,790	13,951
Minority interest in (profit) of consolidated subsidiary	(600)	(374)	(1,518)	(691)
Profit in investment of equity company		39		75
Net income (loss)	$400	$(13,430)	$2,185	$(12,947)

Basic earnings (loss) per share	$.05	$(1.54)	$.25	$(1.49)
Weighted average number of common shares outstanding	8,742	8,716	8,746	8,703

Diluted earnings (loss) per share	$.05	$(1.54)	$.25	$(1.49)
Weighted average number of common shares outstanding	8,785	8,716	8,792	8,703

Other financial data:
Gross margin	29.5%	29.1%	29.4%	30.1%
Operating margin	4.2%	2.6%	4.4%	2.6%
Capital expenditures	$1,482	$315	$2,852	$1,181
Depreciation and amortization	$2,210	$2,170	$6,722	$6,446